Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--February 27, 2019--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 29, 2018. Net earnings for the fourth quarter were $94.8 million or $1.70 diluted earnings per share on net sales of $756.7 million as compared to the prior year fourth quarter net earnings of $75.2 million or $1.35 diluted earnings per share on net sales of $632.9 million. Net earnings for the fiscal year ended December 29, 2018 were $317.2 million or $5.70 diluted earnings per share on net sales of $2,722.9 million as compared to the prior year net earnings of $298.1 million or $5.26 diluted earnings per share on net sales of $2,335.5 million. Net earnings in the current quarter were impacted by the dilutive impact of the Taylor acquisition and restructuring. Net earnings in the prior year were impacted by restructuring, the gain on sale of plant, the impairment of intangible assets, complying with the Tax Cuts and Job Act of 2017 and the adoption of ASU No, 2016-09. Excluding these items, adjusted earnings per share was $1.79 and $1.62 for the 2018 and 2017 fourth quarter periods, respectively.

2018 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 19.6% in the fourth quarter and 16.6% for the full fiscal year of 2018 over the comparative prior year periods. Sales related to recent acquisitions added 17.2% in the fourth quarter and 16.1% for the year. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars decreased net sales by approximately 1.5% during the fourth quarter and increased net sales by 0.4% during the full fiscal year. The adoption of ASC 606 increased net sales by approximately 0.5% during the fourth quarter and 0.9% for the full fiscal year. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, sales increased 3.3% in the fourth quarter and decreased 0.8% for the full fiscal year 2018.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 27.0% in the fourth quarter and increased 25.2% for the full fiscal year of 2018 over the comparative prior year periods. During fiscal 2017, the company completed the acquisitions of Sveba Dahlen, QualServ, L2F and Globe. During fiscal 2018, the company completed the acquisitions of Josper, Firex, Taylor and Crown. Excluding the impacts of acquisitions and foreign exchange, sales increased 5.3% in the fourth quarter and 3.1% for the full year.
  Net sales at the company’s Residential Kitchen Equipment Group decreased 1.3% in the fourth quarter and increased 0.5% for the full fiscal year of 2018 over comparative prior year periods. Excluding the impact of foreign exchange rates, sales increased 0.5% during the fourth quarter and decreased 0.9% for the full year. Excluding the impact of sales declines at the non-core businesses, sales growth for the quarter increased to 3.0% and increased to 0.9% for the full year. Sales at Viking increased by over 15% during the quarter and the full fiscal year. The increase in Viking sales was offset by a decline at the AGA Rangemaster business resulting from market conditions in the UK.
  Net sales at the company’s Food Processing Equipment Group increased 23.8% in the fourth quarter and 10.5% for the full fiscal year of 2018 over the comparative prior year periods. During fiscal 2017, the company completed the acquisitions of Burford, CVP Systems and Scanico. During fiscal 2018, the company completed the acquisitions of Hinds-Bock, Ve.Ma.C and M-TEK. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, net sales were approximately flat in the fourth quarter and decreased 15.7% for the full year.

  Gross profit in the fourth quarter increased to $280.6 million from $240.2 million and the gross margin rate decreased from 37.9% to 37.1%. For the full fiscal year of 2018, gross profit increased to $1,004.1 million from $912.7 million and the gross margin rate decreased from 39.1% to 36.9%. The decrease in gross margin rate for the quarter and full year was primarily due to lower margins at the Food Processing Equipment Group and acquisitions, offset by an increase related to the adoption of ASC 606. Excluding the impact of acquisitions, adoption of ASC 606 and foreign exchange, the gross margin rate would have been 37.7% in the fourth quarter and 38.4% in the full year of 2018.
  Operating income in the fourth quarter increased to $140.0 million from $62.9 million in the prior year period and increased to $446.0 million from $378.6 million in the prior year. Operating income in 2018 included $1.1 million of restructuring costs in the fourth quarter and $19.3 million for the full year primarily associated with the closure of Grange, a non-core furniture business in France which was acquired in conjunction with AGA Rangemaster, and other integration initiatives with AGA Rangemaster and Taylor.
  Operating income included $27.7 million of non-cash expenses during the fourth quarter, comprised of $9.3 million of depreciation expense, $21.2 million of intangible amortization and $2.8 million benefit from an adjustment to share based compensation. Operating income included $98.3 million of non-cash expenses for the full fiscal year of 2018, comprised of $35.8 million of depreciation expense, $60.0 million of intangible amortization and $2.5 million of share based compensation.
  The provision for income taxes in the fourth quarter amounted to $33.4 million at a 26.0% effective rate in comparison to $(14.0) million at a (22.8)% effective rate in the prior year quarter. The tax rate in the fourth quarter was favorably impacted by the reduction in the federal tax rate from 35% to 21%. For the full fiscal year of 2018, the provision for income taxes amounted to $106.4 million at a 25.1% effective rate in comparison to $85.4 million at a 22.3% effective rate in the prior year.
  Diluted net earnings per share was $1.70 in the fourth quarter as compared to $1.35 in the prior year quarter and $5.70 for the full year in 2018 as compared to $5.26 in the prior year. Net earnings in the current year were impacted by the dilutive impact of the Taylor acquisition and restructuring. The prior year net earnings were impacted by restructuring, the gain on sale of plant, the impairment of intangible assets, complying with the Tax Cuts and Job Act of 2017 and the adoption of ASU No, 2016-09. The impact of these items reduced earnings per share by $0.09 and $0.27 for the fourth quarter periods, respectively, and reduced earnings per share by $0.40 and $0.90 for the full fiscal years, respectively.
  Operating cash flows during the fourth quarter increased to $116.9 million from $99.6 million in the prior year period. Operating cash flows during the full fiscal year increased to $368.9 million from $304.5 million in the prior year.
  Net debt, defined as debt less cash, at the end of the 2018 fiscal fourth quarter amounted to $1,820.4 million as compared to $1,881.8 million at the end of the third quarter and $939.2 million at the end of fiscal 2017. During the year, the company invested $1,197.7 million to fund 2018 acquisitions.

Timothy FitzGerald, Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, we realized growth in sales to major restaurant chains and improved sales in international markets, including Asia and Latin America. We anticipate the growth with chains will carry forward into 2019 as our ongoing pipeline of innovations, particularly in beverage, accelerated ventless cooking and automated conveyorized equipment are adopted by customers to address challenges of labor cost and availability, menu flexibility, kitchen footprint and operating costs. The disruption from the realignment of our sales representatives is largely behind us. As we enter 2019, we are excited about the opportunity to work with a very dedicated team of professional sales representatives that has invested in the Middleby relationship. These investments have included the addition of test kitchens, chefs, and sales personnel. We remain focused on working closely with our rep partners to drive solution selling across the brands, which will allow for greater efficiency in bringing our best innovation to our customers. We realized solid sales growth internationally in the quarter although the markets remain somewhat mixed heading into 2019, particularly with challenges in the U.K. and Europe. We however continue to position Middleby for long-term growth with continuing investments overseas, particularly in the emerging markets.

At the NAFEM show a few weeks ago, we debuted the Crown Steam Group. The acquisition of Crown late in 2018 solidified a dedicated lineup of the most innovative steam cooking solutions in the industry. The combination of the highly-respected Crown brand with the recent acquisitions of Firex and Market Forge provides a consolidated group in the U.S. market and positions Middleby as a technology leader in this product category.

Middleby also announced the addition of EVO to the Middleby family of brands. This acquisition further positions Middleby as a leader in ventless cooking with the broadest portfolio of offerings in the industry. The patented EVO ventless downdraft system provides a unique solution that complements our diverse suite of ventless products under the TurboChef, Wells, PerfectFry, Doyon, Middleby Marshall and CookTek brands. There is a continued demand for ventless cooking options as operators understand the significant costs associated with the installation of traditional ventilation. Additionally, customers are increasingly in search of solutions not to be restricted by externally vented hoods and duct work, as they cook in non-traditional locations and add new equipment to existing kitchens.

At Taylor, our integration efforts are on track and we remain confident in our ability to achieve profitability targets, as we have made significant progress since the acquisition in mid-2018. We remain focused on supply chain and manufacturing investments to further improve profitability and production efficiencies. Most importantly, we are focusing our efforts toward delivering innovative, new products to the market in core product categories, including frozen beverages and desserts, which we anticipate will provide future growth and margin enhancement opportunities.”

Mr. FitzGerald added, "At our Residential Kitchen Equipment Group, Viking continued to grow at double-digit rates. The momentum remains strong for our innovative, new lineup of Viking products. Most recent new product launches include expanded offerings in refrigeration and the introduction of our new Virtuoso cooking line. Investments we previously made in our company-owned Middleby Residential sales, distribution and service organizations have given us a competitive advantage and a vehicle to support all of the brands with our dealer partners and end-user customers. There will be minimal disruption in the future as we have largely completed the transition with our third-party distributors as we enter into 2019 and are well-positioned for growth in North America. Domestic gains were again offset by the AGA Rangemaster business which has been negatively impacted by the challenging market conditions in the U.K. given the uncertainty of Brexit. Despite the market conditions in the U.K., we are pleased with continued improvement at AGA Rangemaster as we have simplified the business both in manufacturing and sales operations. During the fourth quarter we also completed the closure of the non-core Grange furniture business, which had adversely impacted both sales growth and profitability during 2018."

Mr. FitzGerald concluded, "At the Food Processing Equipment Group, we have seen improvement as compared to recent quarters. However, the absence of large projects due to market dynamics, particularly on the higher profitability meat processing side of our business remains a challenge. Against the backdrop of a difficult 2018, we have made significant investments in new product development and are excited about the launch of these innovations in 2019."

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, February 27, 2019 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 6294084#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 6294084#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, Crown Food Equipment®, CTX®, Desmon®, Doyon®, Eswood®, EVO®, frifri®, Firex®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Taylor®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA® AGA Cookshop®, Fired Earth®, EVO®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2018	4th Qtr, 2017	4th Qtr, 2018	4th Qtr, 2017
Net sales	$756,672	$632,859	$2,722,931	$2,335,542
Cost of sales	476,084	392,695	1,718,791	1,422,801

Gross profit	280,588	240,164	1,004,140	912,741

Selling, general and administrative	139,514	116,746	538,842	468,219
Restructuring expenses	1,087	2,514	19,332	19,951
Gain on sale of plant	—	—	—	(12,042)
Impairment of intangible asset	—	58,000	—	58,000
Income from operations	139,987	62,904	445,966	378,613

Interest expense and deferred financing amortization, net	20,372	7,926	58,742	25,983
Net periodic pension benefit (other than service costs)	(10,068)	(5,965)	(38,114)	(31,728)
Other expense (income), net	1,454	(272)	1,825	829

Earnings before income taxes	128,229	61,215	423,513	383,529

Provision for income taxes	33,390	(13,971)	106,361	85,401

Net earnings	$94,839	$75,186	$317,152	$298,128

Net earnings per share:

Basic	$1.71	$1.35	$5.71	$5.26

Diluted	$1.70	$1.35	$5.70	$5.26

Weighted average number of shares

Basic	55,578	55,650	55,576	56,715

Diluted	55,689	55,654	55,604	56,719

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Dec 29, 2018	Dec 30, 2017
ASSETS

Cash and cash equivalents	$71,701	$89,654
Accounts receivable, net	398,660	328,421
Inventories, net	521,810	424,639
Prepaid expenses and other	50,940	55,427
Prepaid taxes	18,483	33,748
Total current assets	1,061,594	931,889

Property, plant and equipment, net	314,569	281,915
Goodwill	1,743,175	1,264,810
Other intangibles, net	1,361,024	780,426
Long-term deferred tax assets	32,188	44,565
Other assets	37,231	36,108

Total assets	$4,549,781	$3,339,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$3,207	$5,149
Accounts payable	188,299	146,333
Accrued expenses	367,446	322,171
Total current liabilities	558,952	473,653

Long-term debt	1,888,898	1,023,732
Long-term deferred tax liability	113,896	87,815
Accrued pension benefits	253,119	334,511
Other non-current liabilities	69,713	58,854

Stockholders' equity	1,665,203	1,361,148

Total liabilities and stockholders' equity	$4,549,781	$3,339,713

THE MIDDLEBY CORPORATION NON-GAAP SEGMENT INFORMATION (UNAUDITED) (Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing
Three Months Ended December 29, 2018
Net sales	$484,195	$153,361	$119,116
Segment Operating Income	$108,735	$21,361	$23,278
Operating Income % of net sales	22.5%	13.9%	19.5%

Depreciation and amortization	19,691	7,297	3,349
Restructuring expenses	244	775	68
Acquisition related inventory step-up charge	—	—	237
Segment adjusted EBITDA	$128,670	$29,433	$26,932
Adjusted EBITDA % of net sales	26.6%	19.2%	22.6%

Three Months Ended December 30, 2017
Net sales	$381,278	$155,379	$96,202
Segment Operating Income	$92,509	$(40,619)	$25,958
Operating Income % of net sales	24.3%	(26.1)%	27.0%

Depreciation and amortization	9,526	8,295	2,212
Restructuring expenses	1,592	845	78
Acquisition related inventory step-up charge	2,222	—	—
Impairment of intangible asset	—	58,000	—
Segment adjusted EBITDA	$105,849	$26,521	$28,248
Adjusted EBITDA % of net sales	27.8%	17.1%	29.4%

Twelve Months Ended December 29, 2018
Net sales	$1,729,814	$603,523	$389,594
Segment Operating Income	$393,380	$53,959	$62,435
Operating Income % of net sales	22.7%	8.9%	16.0%

Depreciation and amortization	52,598	30,064	12,734
Restructuring expenses	3,510	15,139	683
Acquisition related inventory step-up charge	5,586	—	237
Segment adjusted EBITDA	$455,074	$99,162	$76,089
Adjusted EBITDA % of net sales	26.3%	16.4%	19.5%

Twelve Months Ended December 30, 2017
Net sales	$1,382,108	$600,717	$352,717
Segment Operating Income	$357,085	$(377)	$88,121
Operating Income % of net sales	25.8%	(0.1)%	25.0%

Depreciation and amortization	29,981	30,551	7,357
Restructuring expenses	6,230	13,135	586
Acquisition related inventory step-up charge	2,980	—	593
Impairment of intangible asset	—	58,000	—
Gain on sale of plant	(12,042)	—	—
Segment adjusted EBITDA	$384,234	$101,309	$96,657
Adjusted EBITDA % of net sales	27.8%	16.9%	27.4%

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that the non-GAAP adjusted segment EBITDA measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The Company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results. The Company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

CONTACT:
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Bryan Mittelman, Chief Financial Officer, (847) 429-7715